Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Second Quarter 2014 Financial Results;
Declares Quarterly Dividend

Indiana, PA., July 23, 2014 - First Commonwealth Financial Corporation (NYSE: FCF) today reported net income of $11.9 million, or $0.13 diluted earnings per share, for the second quarter ended June 30, 2014, as compared to net income of $5.8 million, or $0.06 diluted earnings per share, in the second quarter of 2013. The increase in net income compared to the second quarter of 2013 was primarily the result of reduced provision expense and an increase in noninterest income. For the six months ended June 30, 2014, net income was $24.2 million, or $0.26 diluted earnings per share, compared to net income of $16.4 million, or $0.17 diluted earnings per share, for the comparable period in 2013. The increase in net income compared to the first half of 2013 was primarily the result of an $8.7 million reduction in provision expense, an increase of $2.1 million in noninterest income and a $1.2 million reduction in noninterest expense, despite $5.0 million in one-time technology conversion-related expenses incurred during the first half of 2014.
Second Quarter 2014 Financial Highlights

•	Net income of $11.9 million, or $0.13 diluted earnings per share

•	Solid loan growth of $82.0 million, or 7.7% on an annualized basis

•	Market expansion through a new Business Center in Cleveland, Ohio

•	Expansion of product lines with the recent launch of a new Mortgage division

•
“Operation: Excellence” IT conversion expense of $2.6 million, or $0.02 diluted earnings per share, including technology conversion charges and accelerated depreciation expense for hardware and software that is expected to be replaced in the third quarter of 2014

•	A $2.0 million gain on the sale of an Other Real Estate Owned (“OREO”) property

•	A $9.9 million decrease in nonperforming loans, representing a 17.6% decline from the first quarter of 2014 and a decrease of $26.8 million, or 36.7%, over the last 12 months

T. Michael Price, President and Chief Executive Officer, stated, “The scale and scope of our IT systems upgrade, the launch of our Mortgage division, and our entry into the Cleveland market have required significant time and resources over the course of the past three months.  Despite those demands, our First Commonwealth team generated solid loan growth, improved asset quality and continued to demonstrate meaningful progress in effectively managing our total expenses.”
Net Interest Income and Net Interest Margin
Second quarter 2014 net interest income, on a fully taxable-equivalent basis, was $46.2 million. This represents a decrease of $0.5 million, or 1.1%, as compared to the second quarter of 2013. The decrease was the result of a nine basis point decline in the net interest margin due to lower replacement loan yields, partially offset by a four basis point decline in funding costs, an $81.9 million, or 1.5%, increase in average interest-earning assets and higher prepayment fees. The net interest margin was 3.26%, 3.33% and 3.35% for the three-month periods ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively.

For the six months ended June 30, 2014, net interest income, on a fully taxable-equivalent basis, decreased $0.5 million to $92.7 million as compared to the same period of 2013. The decrease was primarily the result of a 10 basis point decline in the net interest margin due to lower loan replacement yields, partially offset by a 10 basis point decline in funding costs, a $139.4 million, or 2.5%, increase in average interest-earning assets and higher prepayment fees over the year-ago period. The net interest margin for the six months ended June 30, 2014 and 2013 was 3.30% and 3.40%, respectively.
Based on period-end balances, loan growth for the quarter ended June 30, 2014 was $82.0 million since the prior quarter end and $104.5 million over the past 12 months. While total deposits decreased $187.4 million in the second quarter of 2014 and $272.6 million over the 12-month period, noninterest-bearing demand deposits increased $41.1 million and $107.1 million for the three and 12-month periods, respectively. Noninterest-bearing demand deposits currently comprise 22.6% of total deposits. Other significant changes to the balance sheet included an increase in short-term borrowings of $272.9 million and $404.0 million over the three and 12-month periods, respectively. This increase in short-term borrowings represented a more cost-effective funding source over purchased wholesale deposits.
Credit Quality
The provision for credit losses totaled $3.3 million and $6.5 million for the three and six-month periods ending June 30, 2014, as compared to $10.8 million and $15.3 million in the prior-year period.
At June 30, 2014, nonperforming loans were $46.3 million, a decrease of $9.9 million from March 31, 2014 and $13.1 million from December 31, 2013. Nonperforming loans as a percentage of total loans were 1.07%, 1.32% and 1.73% for the periods ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively.
During the second quarter of 2014, net charge-offs were $7.1 million, compared to $15.6 million in the second quarter of 2013. Second quarter 2014 charge-offs included $5.8 million for a credit that was sold during the quarter. A loan loss provision of $4.5 million was set aside for this credit in the first quarter of 2014, with an additional $1.3 million provision in the second quarter. Second quarter 2013 charge-offs included $13.1 million for a legacy credit to a local real estate developer that was settled during the second quarter of 2014. For the six months ended June 30, 2014, net charge-offs were $10.0 million, or 0.47% of average loans on an annualized basis, compared to $25.0 million, or 1.19% of average loans on an annualized basis, for the same period of 2013.
The allowance for credit losses as a percentage of total loans outstanding was 1.17%, 1.28% and 1.36% for June 30, 2014, March 31, 2014 and June 30, 2013, respectively. General reserves as a percentage of non-impaired loans were 1.04%, 1.05% and 1.15% for June 30, 2014, March 31, 2014 and June 30, 2013, respectively.
OREO acquired through foreclosure was $7.8 million at June 30, 2014, as compared to $10.1 million at March 31, 2014 and $15.6 million at June 30, 2013. The decline during the second quarter of 2014 was primarily due to the aforementioned sale of an OREO property at a gain of $2.0 million and the write-down of a separate OREO property of $0.7 million.
Noninterest Income
Noninterest income increased $2.1 million, or 13.9%, in the second quarter of 2014 as compared to the same period last year. The increase is primarily the result of a $2.0 million gain from the sale of an OREO property in the second quarter of 2014.
For the six months ended June 30, 2014, noninterest income increased $2.1 million, or 7.1%, as compared to the same period of 2013, primarily attributable to the aforementioned $2.0 million gain from the sale of an OREO property in the second quarter of 2014, a $1.2 million gain from the sale of our registered investment advisory business in the first quarter of 2014, together with increases of $0.7 million in service charges on deposit accounts, $0.3 million in interchange revenue and $0.2 million in insurance and retail brokerage commissions. These increases in noninterest income were offset by a $1.1 million reduction in commercial loan swap-related revenues over the same period, a decrease of $0.4 million in trust income and a decrease in other income of $0.7 million.

Noninterest Expense
Noninterest expense increased $0.4 million, or 1.0%, in the second quarter of 2014 from the second quarter of 2013. The increase is primarily attributable to $2.6 million of IT conversion-related costs, primarily related to accelerated depreciation of software and hardware that is expected to be replaced in the third quarter of 2014, combined with an increase of $0.4 million in salaries and employee benefits primarily due to higher medical costs and staffing related to the recent mortgage launch. Offsetting the IT conversion-related costs were reductions of $0.5 million in Pennsylvania shares tax expense and $0.4 million in OREO and loan collection costs, combined with a $1.6 million early redemption fee on $32.5 million of fixed rate trust preferred debt obligations redeemed in the second quarter of 2013.
Despite $5.0 million in one-time technology conversion charges and accelerated depreciation, noninterest expense decreased $1.2 million, or 1.4%, for the six months ended June 30, 2014 compared to the same period of 2013. Improvements included $0.3 million in salaries and employee benefits, $1.0 million in Pennsylvania shares tax expense, $0.3 million in amortization of intangibles, $0.8 million in OREO and loan collection costs, $0.2 million in other professional fees, the aforementioned $1.6 million charge for the early extinguishment of debt in 2013, a $0.9 million partial insurance recovery for a 2012 external fraud loss and a $0.8 million contingency accrual for client tax reporting in 2013.
Full time equivalent staff was 1,381 and 1,396 for the periods ended June 30, 2014 and 2013, respectively.
The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (which consists of net interest income, on a fully taxable equivalent basis, plus total noninterest income, excluding net impairment losses and net securities gains), was 67.1% and 66.1% for the three and six months ended June 30, 2014, respectively, as compared to 68.1% and 67.9% for the three and six months ended June 30, 2013.
Dividends and Capital
First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.07 per share which is payable on August 15, 2014 to shareholders of record as of August 4, 2014. This dividend represents a 3.2% projected annual yield utilizing the July 22, 2014 closing market price of $8.80.
During the first quarter of 2014, First Commonwealth completed share repurchase programs in the amount of $25.0 million and $50.0 million which were previously announced on January 29, 2013 and June 19, 2012, respectively. Under these programs, First Commonwealth purchased a total of 10,810,119 shares of common stock at an average price of $6.97 per share. On February 19, 2014, First Commonwealth’s Board of Directors authorized an additional $25.0 million common stock repurchase program. As of June 30, 2014, First Commonwealth had purchased 897,052 shares at an average price of $8.47 per share under this program.
First Commonwealth’s capital ratios for Total, Tier I and Leverage at June 30, 2014 were 13.5%, 12.4% and 10.2%, respectively.
Conference Call
First Commonwealth will host a quarterly conference call to discuss its financial results for the second quarter 2014 on Wednesday, July 23, 2014 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-877-353-0037 or through the company’s web page, http://ir.fcbanking.com. A replay of the call will be available approximately two hours following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation, headquartered in Indiana, Pennsylvania, is a financial services company with $6.3 billion in total assets and 110 banking offices in 15 counties throughout western and central Pennsylvania.  First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency.

Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect our revenues, increase credit-related costs and reduce the values of our assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, our business and financial performance is likely to be negatively impacted by effects of recently enacted and future legislation and regulation. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance and legal risk, interest rate risk, and liquidity risk. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Contact:

Media/Investor Relations:
Richard J. Stimel
Vice President/ Corporate Communications and Investor Relations
724-349-7220

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FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
SUMMARY RESULTS OF OPERATIONS
Net interest income (FTE)(1)	$46,197	$46,468	$46,728	$92,665	$93,174
Provision for credit losses	3,317	3,231	10,800	6,548	15,297
Noninterest income	17,002	14,920	14,931	31,922	29,816
Noninterest expense	42,396	39,887	41,998	82,283	83,452
Net income	11,928	12,300	5,816	24,228	16,369

Earnings per common share (diluted)	$0.13	$0.13	$0.06	$0.26	$0.17

KEY FINANCIAL RATIOS
Return on average assets	0.77%	0.80%	0.38%	0.78%	0.54%
Return on average shareholders' equity	6.62%	6.97%	3.16%	6.79%	4.45%
Efficiency ratio(2)	67.09%	64.98%	68.12%	66.05%	67.86%
Net interest margin (FTE)(1)	3.26%	3.33%	3.35%	3.30%	3.40%

Book value per common share	$7.73	$7.61	$7.37
Tangible book value per common share(4)	6.02	5.90	5.69
Market value per common share	9.22	9.04	7.37
Cash dividends declared per common share	0.07	0.07	0.06	$0.14	$0.11

ASSET QUALITY RATIOS
Nonperforming loans as a percent of
end-of-period loans	1.07%	1.32%	1.73%
Nonperforming assets as a percent of
total assets	0.87%	1.08%	1.45%
Net charge-offs as a percent of average loans
(annualized)	0.66%	0.28%	1.47%
Allowance for credit losses as a percent of
nonperforming loans	109.59%	96.98%	78.60%
Allowance for credit losses as a percent of
end-of-period loans	1.17%	1.28%	1.36%

CAPITAL RATIOS
Shareholders' equity as a percent of total
assets	11.50%	11.54%	11.55%
Tangible common equity as a percent of
tangible assets(3)	9.19%	9.20%	9.16%
Leverage Ratio	10.19%	10.04%	9.89%
Risk Based Capital - Tier I	12.38%	12.40%	12.05%
Risk Based Capital - Total	13.46%	13.57%	13.27%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
INCOME STATEMENT
Interest income	$50,166	$50,506	$50,981	$100,672	$102,742
Interest expense	4,783	4,915	5,283	9,698	11,626
Net Interest Income	45,383	45,591	45,698	90,974	91,116
Taxable equivalent adjustment(1)	814	877	1,030	1,691	2,058
Net Interest Income (FTE)	46,197	46,468	46,728	92,665	93,174
Provision for credit losses	3,317	3,231	10,800	6,548	15,297
Net Interest Income after Provision for Credit Losses (FTE)	42,880	43,237	35,928	86,117	77,877

Net securities gains	2	—	4	2	8
Trust income	1,474	1,435	1,608	2,909	3,271
Service charges on deposit accounts	4,141	3,792	3,815	7,933	7,216
Insurance and retail brokerage commissions	1,600	1,395	1,384	2,995	2,801
Income from bank owned life insurance	1,432	1,369	1,432	2,801	2,860
Gain on sale of assets	2,165	1,581	425	3,746	700
Card related interchange income	3,655	3,366	3,490	7,021	6,678
Other income	2,533	1,982	2,773	4,515	6,282
Total Noninterest Income	17,002	14,920	14,931	31,922	29,816

Salaries and employee benefits	21,897	21,044	21,497	42,941	43,290
Net occupancy expense	3,283	3,506	3,221	6,789	6,856
Furniture and equipment expense (5)	5,249	5,330	3,297	10,579	6,569
Data processing expense	1,542	1,468	1,503	3,010	3,019
Advertising and promotion expense	785	700	775	1,485	1,554
Pennsylvania shares tax expense	1,038	711	1,517	1,749	2,707
Intangible amortization	178	178	297	356	655
Collection and repossession expense	449	709	851	1,158	2,002
Other professional fees and services	691	1,024	948	1,715	1,917
FDIC insurance	1,051	1,049	1,084	2,100	2,134
Operational losses (recoveries)	229	(689)	214	(460)	552
Conversion related expenses	539	354	—	893	—
Loss on sale or write-down of assets	745	435	343	1,180	530
Loss on redemption of subordinated debt	—	—	1,629	—	1,629
Other operating expenses	4,720	4,068	4,822	8,788	10,038
Total Noninterest Expense	42,396	39,887	41,998	82,283	83,452

Income before Income Taxes	17,486	18,270	8,861	35,756	24,241
Taxable equivalent adjustment(1)	814	877	1,030	1,691	2,058
Income tax provision	4,744	5,093	2,015	9,837	5,814
Net Income	$11,928	$12,300	$5,816	$24,228	$16,369

Shares Outstanding at End of Period	93,752,812	94,223,883	96,442,161	93,752,812	96,442,161
Average Shares Outstanding Assuming Dilution	93,811,543	94,568,059	97,577,010	94,177,831	98,429,223

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	June 30,	March 31,	June 30,
	2014	2014	2013
BALANCE SHEET (Period End)
Assets
Cash and due from banks	$92,860	$82,327	$77,485
Interest-bearing bank deposits	5,151	9,087	4,497
Securities	1,391,688	1,385,086	1,340,600

Loans	4,334,214	4,252,213	4,229,752
Allowance for credit losses	(50,725)	(54,506)	(57,452)
Net loans	4,283,489	4,197,707	4,172,300

Goodwill and other intangibles	160,326	160,504	161,677
Other assets	366,708	374,686	396,457
Total Assets	$6,300,222	$6,209,397	$6,153,016

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits	$1,008,031	$966,956	$900,940

Interest-bearing demand deposits	83,137	91,399	101,505
Savings deposits	2,387,628	2,474,923	2,535,592
Time deposits	981,625	1,114,539	1,195,010
Total interest-bearing deposits	3,452,390	3,680,861	3,832,107

Total deposits	4,460,421	4,647,817	4,733,047

Short-term borrowings	845,873	572,965	441,848
Long-term borrowings	208,839	216,435	216,782
Total borrowings	1,054,712	789,400	658,630

Other liabilities	60,585	55,397	50,664
Shareholders' equity	724,504	716,783	710,675
Total Liabilities and Shareholders' Equity	$6,300,222	$6,209,397	$6,153,016

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended
	June 30,	Yield/	March 31,	Yield/	June 30,	Yield/
	2014	Rate	2014	Rate	2013	Rate
NET INTEREST MARGIN (Quarterly Averages)

Assets
Loans (FTE)(1)	$4,299,228	4.01%	$4,307,373	4.14%	$4,262,773	4.20%
Securities and interest bearing bank deposits (FTE)(1)	1,376,163	2.33%	1,350,917	2.22%	1,330,752	2.22%
Total Interest-Earning Assets (FTE)(1)	5,675,391	3.60%	5,658,290	3.68%	5,593,525	3.73%
Noninterest-earning assets	555,874		564,689		577,818
Total Assets	$6,231,265		$6,222,979		$6,171,343

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,512,176	0.10%	$2,557,406	0.10%	$2,630,512	0.13%
Time deposits	1,113,859	1.01%	1,130,062	1.03%	1,216,403	1.05%
Short-term borrowings	651,450	0.29%	653,045	0.29%	445,249	0.26%
Long-term borrowings	210,703	1.69%	216,503	1.76%	221,310	1.79%
Total Interest-Bearing Liabilities	4,488,188	0.43%	4,557,016	0.44%	4,513,474	0.47%
Noninterest-bearing deposits	968,926		896,286		873,827
Other liabilities	51,138		53,563		46,847
Shareholders' equity	723,013		716,114		737,195
Total Noninterest-Bearing Funding Sources	1,743,077		1,665,963		1,657,869
Total Liabilities and Shareholders' Equity	$6,231,265		$6,222,979		$6,171,343

Net Interest Margin (FTE) (annualized)(1)		3.26%		3.33%		3.35%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Six Months Ended
	June 30,	Yield/	June 30,	Yield/
	2014	Rate	2013	Rate
NET INTEREST MARGIN (Year-to-Date Averages)

Assets
Loans (FTE)(1)	$4,303,278	4.07%	$4,242,800	4.29%
Securities and interest bearing bank deposits (FTE)(1)	1,363,610	2.28%	1,284,643	2.28%
Total Interest-Earning Assets (FTE)(1)	5,666,888	3.64%	5,527,443	3.82%
Noninterest-earning assets	560,257		573,571
Total Assets	$6,227,145		$6,101,014

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,534,666	0.10%	$2,618,669	0.14%
Time deposits	1,121,916	1.02%	1,179,196	1.09%
Short-term borrowings	652,243	0.29%	400,827	0.26%
Long-term borrowings	213,587	1.73%	250,569	2.35%
Total Interest-Bearing Liabilities	4,522,412	0.43%	4,449,261	0.53%
Noninterest-bearing deposits	932,807		861,486
Other liabilities	52,343		48,064
Shareholders' equity	719,583		742,203
Total Noninterest-Bearing Funding Sources	1,704,733		1,651,753
Total Liabilities and Shareholders' Equity	$6,227,145		$6,101,014

Net Interest Margin (FTE) (annualized)(1)		3.30%		3.40%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	June 30,	March 31,	June 30,
	2014	2014	2013
ASSET QUALITY DETAIL
Nonperforming Loans:
Loans on nonaccrual basis	$28,928	$33,353	$41,767
Troubled debt restructured loans on nonaccrual basis	6,793	12,327	17,519
Troubled debt restructured loans on accrual basis	10,566	10,523	13,811
Total Nonperforming Loans	$46,287	$56,203	$73,097
Other real estate owned ("OREO")	7,817	10,080	15,603
Repossessions ("Repo")	527	544	573
Total Nonperforming Assets	$54,631	$66,827	$89,273
Loans past due in excess of 90 days and still accruing	$2,410	$2,450	$2,648
Classified loans	70,166	81,229	112,034
Criticized loans	157,370	147,456	223,594
Nonperforming assets as a percentage of total loans,
plus OREO and Repos	1.26%	1.57%	2.10%
Allowance for credit losses	$50,725	$54,506	$57,452

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
Net Charge-offs (Recoveries):
Commercial, financial, agricultural and other	$5,922	$1,516	$13,547	$7,438	$13,957
Real estate construction	128	(169)	624	(41)	696
Commercial real estate	(78)	120	683	42	9,130
Residential real estate	561	851	232	1,412	(169)
Loans to individuals	565	632	524	1,197	1,418
Net Charge-offs	$7,098	$2,950	$15,610	$10,048	$25,032

Net charge-offs as a percentage of average loans
outstanding (annualized)	0.66%	0.28%	1.47%	0.47%	1.19%
Provision for credit losses as a percentage of net
charge-offs	46.73%	109.53%	69.19%	65.17%	61.11%
Provision for credit losses	$3,317	$3,231	$10,800	$6,548	$15,297

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

RECONCILIATION OF NON-GAAP MEASURES

(1) Net interest income has been computed on a fully taxable equivalent basis ("FTE") using the 35% federal income tax statutory rate.
(2) Efficiency ratio is "total noninterest expense" as a percentage of total revenue. Total revenue consists of "net interest income, on a fully taxable equivalent basis," plus "total noninterest income," excluding "net impairment losses" and "net securities gains."

	June 30,	March 31,	June 30,
	2014	2014	2013

Tangible Equity:
Total shareholders' equity	$724,504	$716,783	$710,675
Less: intangible assets	160,326	160,504	161,677
Tangible Equity	564,178	556,279	548,998
Less: preferred stock	—	—	—
Tangible Common Equity	$564,178	$556,279	$548,998

Tangible Assets:
Total assets	$6,300,222	$6,209,397	$6,153,016
Less: intangible assets	160,326	160,504	161,677
Tangible Assets	$6,139,896	$6,048,893	$5,991,339

(3)Tangible Common Equity as a percentage of
Tangible Assets	9.19%	9.20%	9.16%

Shares Outstanding at End of Period	93,752,812	94,223,883	96,442,161
(4)Tangible Book Value Per Common Share	$6.02	$5.90	$5.69

(5) Includes $2.1 million of accelerated depreciation expense related to the technology conversion for the three-month periods ended June 30, 2014 and March 31, 2014. The six-month period ended June 30, 2014 includes $4.2 million in accelerated depreciation.

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.